DIMON INCORPORATED
                      512 BRIDGE STREET
                        P. O. BOX 681
                   DANVILLE, VIRGINIA 24543


























                                                 NOTICE OF ANNUAL MEETING

                                                      AND PROXY STATEMENT

                                           ANNUAL MEETING OF SHAREHOLDERS

                                                        NOVEMBER 12, 1999

                       DIMON INCORPORATED


           NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         To be held
                      November 12, 1999


TO THE SHAREHOLDERS:

    The annual meeting of shareholders of DIMON Incorporated will be held at the offices of the Company, 512 Bridge Street, Danville, Virginia, the 12th day of November, 1999, at 10:00 A.M., for the following purposes:

    1. To elect three members of the Board of Directors to serve until the 2002 annual meeting or until the election of their successors;

    2. To approve the designation by the Board of Directors of PricewaterhouseCoopers LLP as auditors for the fiscal year ending June 30, 2000;

    3.    To approve the amendment of the 1995 DIMON Incorporated
          Omnibus Stock Incentive Plan; and

    4. To transact such other business as may properly come before the meeting, or any adjournment thereof.

    Only record holders of Common Stock at the close of business on September 30, 1999, are entitled to vote at the meeting.

                                     By Order of the Board of Directors
                                     J. O. HUNNICUTT III
                                     Secretary

Danville, Virginia

October 13, 1999







    You are cordially invited to attend the meeting. However, it is important that your stock be represented if you do not attend, and the Board of Directors of the Company requests that you date, sign and return the accompanying proxy. A postage paid, addressed envelope is enclosed for your convenience. You may revoke your prior proxy at any time by submitting a newly dated proxy or by attending the meeting and voting in person if desired.

                       DIMON INCORPORATED
                        512 Bridge Street
                          P. O. Box 681
                     Danville, Virginia 24543

                        October 13, 1999


                         PROXY STATEMENT
                 ANNUAL MEETING OF SHAREHOLDERS

                      November 12, 1999

                            GENERAL


    This statement is furnished in connection with solicitation by the Board of Directors of DIMON Incorporated (the "Company") of proxies in the accompanying form to be voted at the annual meeting of shareholders of the Company to be held on November 12, 1999, or any adjournment thereof. Proxies received in the accompanying form may be revoked at any time before exercise by written notice addressed to the Secretary at the office of the Company or by a later dated proxy, or attendance at the meeting and voting in person if desired, but proxies so received, properly executed and unrevoked, will be voted.

    Only record holders of Common Stock of the Company at the close of business on September 30, 1999, are entitled to notice of, to vote at and to participate in the meeting. On September 30, 1999, there were 44,525,004 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote. A majority of votes entitled to be cast on any matter will constitute a quorum on that matter. If a quorum is not present at the meeting, the meeting may be adjourned from time to time by vote of majority of shares present without notice other than announcement at the meeting.

    Cost of solicitation will be borne by the Company. In addition to the use of mails, proxies may be solicited personally or by telephone by regular employees of the Company. The Company will reimburse banks, brokerage firms, and other custodians, nominees and fiduciaries for expenses reasonably incurred by them in sending proxy material to the beneficial owners of stock. The date of mailing of this statement and the accompanying proxy was on or about October 13, 1999.

    On April 1, 1995, Dibrell Brothers, Incorporated ("Dibrell") and Monk-Austin, Inc. ("Monk-Austin") merged into the Company (the
"Reorganization").

                       ELECTION OF DIRECTORS
                           (PROPOSAL 1)

    Three Directors will be elected, each of whom is to serve until the 2002 annual meeting or until his successor shall have been elected.

    Votes pursuant to the accompanying proxy will be cast for the election of the following nominees, all of whom are now members of the Board of
Directors: Mr. Brian J. Harker, Mr. James E. Johnson, Jr. and Mr. Joseph L. Lanier, Jr. Mr. Harker was elected to the Board of Directors in March 1999 to fill the vacancy resulting from the resignation of Mr. Anthony C. B. Taberer as a Director on January 25, 1999. Mr. Robert T. Monk, Jr. and Mr. William R. Slee are not standing for re-election. Mr. Claude B. Owen, Jr. retired as Chairman of the Board and Chief Executive Officer on May 17, 1999, and resigned as a Director of DIMON. The Board has amended the Bylaws to reduce the number of Directors set by the Bylaws, effective as of the date of the 1999 annual meeting, to ten, so there will be no vacancies on the Board following the annual meeting. Although management does not anticipate that any of the persons named below will be unable or unwilling to stand for election, a duly executed and delivered proxy may be voted for an appropriately designated substitute. The election of each nominee for Director requires a plurality of the votes cast by record holders of Common Stock entitled to vote in the election of Directors. Votes that are withheld and shares held in street name that are not voted in the election of Directors ("broker non-votes") will not be included in determining the number of votes cast.

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


THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" ALL OF THE
NOMINEES.

    The Board of Directors consists of ten persons divided into three classes, Class I, Class II and Class III, with terms expiring at successive annual meetings of the shareholders of the Company. Each Director has served since April 1995, with the exception of Messrs. Dickson and Harker who have served since November 1995 and March 1999, respectively.

    The following information is furnished with respect to the Company's Directors and nominees:

                                           Business Experience                             Other Public
Name                     Age              During Past Five Years                        Directorships Held
----                     ---              ----------------------                        ------------------

Class I  Directors (term expiring at the 2001 annual meeting of shareholders)

R. Stuart Dickson        70          Chairman of the Executive Committee          First Union Corporation;
                                     of Ruddick Corporation, a holding            Ruddick Corporation;
                                     company, Charlotte, North Carolina.          Textron, Inc.; United
                                                                                  Dominion Industries

Albert C. Monk III       60          Vice Chairman of the Board since March
                                     1999; prior thereto President of DIMON
                                     since 1994.

Norman A. Scher          61          Executive Vice President and Chief           Tredegar Corporation
                                     Financial Officer of Tredegar
                                     Corporation, a plastics and metal
                                     products manufacturer, Richmond,
                                     Virginia.

Class II Nominees (nominated for election to serve for a term expiring at the 2002 annual meeting of shareholders)

Brian J. Harker          49          President and Chief Executive
                                     Officer since May 1999;
                                     prior thereto President of DIMON since
                                     March 1999; prior thereto Executive
                                     Vice President and Chief Financial
                                     Officer since October 1996; prior thereto
                                     Senior Vice President, DIMON International,
                                     Inc., a wholly-owned subsidiary of DIMON,
                                     since 1995.

James E. Johnson, Jr.    69          Partner of Womble Carlyle Sandridge &
                                     Rice, PLLC, a law firm, Charlotte, North
                                     Carolina.

Joseph L. Lanier, Jr.    67          Chairman of DIMON since                      Dan River Inc.;
                                     May 17, 1999; Chairman and Chief             Flowers Industries, Inc.;
                                     Executive Officer of Dan River, Inc.,        SunTrust Banks, Inc.;
                                     a textile manufacturer, Danville,            Torchmark Corporation;
                                     Virginia.                                    Waddell & Reed Financial, Inc.

                                           Business Experience                             Other Public
Name                     Age              During Past Five Years                        Directorships Held
----                     ---              ----------------------                        ------------------

Class III Directors (term expiring at the 2000 annual meeting of shareholders)

Louis N. Dibrell, III    54          Retired Senior Vice President of DIMON
                                     since July 1999; prior thereto
                                     Senior Vice President of DIMON since
                                     April 1998; prior thereto
                                     Senior Vice President of DIMON
                                     International, Inc. since 1995.

Henry F. Frigon          64          Chairman and Chief Executive Officer         Buckeye Technologies Inc.;
                                     of  CARSTAR, Inc. since 1998;                H&R Block, Inc.;
                                     prior thereto Executive Vice                 Sypress Solutions Inc.
                                     President and Chief Financial Officer
                                     of Hallmark Cards, Inc.


John M. Hines            59          Retired consultant to DIMON  since
                                     July 1998; prior thereto consultant to
                                     DIMON since 1996; prior thereto Executive
                                     Vice President of DIMON since 1995.

Dr. Thomas F. Keller     68          Dean, Fuqua School of Business-Europe        American Business
                                     since July, 1999; R. J. Reynolds Professor   Products, Inc.;
                                     of Business Administration, Fuqua School     Biogen Inc.;
                                     of Business, Duke University, Durham,        LADD Furniture, Inc.;
                                     North Carolina since 1996; prior thereto     Nations Fund Trust;
                                     Dean and R. J. Reynolds Professor,           Wendy's International, Inc.
                                     Fuqua School of Business, Duke University.


             BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

    Twelve meetings of the Company's Board of Directors were held during fiscal year 1999. No Director attended less than 75 percent of the total number of meetings held by (i) the Board of Directors and (ii) all committees of the Board on which a Director served.

    The Board has standing Executive, Audit, Executive Compensation and Nominating Committees.

    Members of the Executive Committee are Messrs. Lanier (Chairman), Harker and Monk. The business of the Company is under the general management of a board of directors as provided by the laws of Virginia, the Company's state of incorporation. DIMON's Articles and Bylaws provide that the Executive Committee has authority to act in all matters that the full Board may act upon when the Board is not in session. The Executive Committee reports all of its actions to the full Board of Directors at its next meeting. The Executive Committee met twice during fiscal year 1999.

    The Board's Audit Committee is composed of Dr. Keller (Chairman), and Messrs. Frigon, Johnson and Slee. The Audit Committee is authorized to consult with the Company's outside auditors and recommend the selection of such auditors for each fiscal year. The Audit Committee's basic functions are to assist the Board of Directors in preserving the integrity of the financial information published by the Company through the review of financial and accounting controls and policies, financial reporting requirements, alternative accounting principles that could be applied and the quality and effectiveness of the independent accountants and the Company's internal auditors. The Audit Committee met three times during fiscal year 1999.

    The Board's Executive Compensation Committee is composed of Messrs. Scher (Chairman), Dickson, Johnson and Lanier. The Executive Compensation Committee's basic functions are to review the effectiveness of the management compensation plans of the Company; to set the compensation of the Chief Executive Officer and the officers reporting to the Chief Executive Officer; to review and approve the management incentive systems of the Company and the awards granted thereunder; and administer the Company's stock option plans. The Executive Compensation Committee met five times during fiscal year 1999.

    The Board's Nominating Committee is composed of Messrs. Frigon (Chairman), Dickson, Lanier and Dr. Keller. The Nominating Committee recommends to the full Board of Directors persons to serve as Directors of the Company and establishes such procedures as it deems proper to receive and review information concerning potential candidates for election or re-election to the Board of Directors. Shareholders entitled to vote for election of Directors may nominate candidates for consideration by the Nominating Committee. (See Shareholders' Proposals and Nominations.) The Company's employment agreement with Mr. Monk includes provisions related to his nomination to the Board of Directors. The Nominating Committee met three times during fiscal year 1999.

    Persons who are employees of the Company or its subsidiaries or persons who serve as paid consultants to the Company receive no compensation for their services as Directors of the Company. During fiscal year 1999, Directors who were neither employees nor paid consultants of the Company received an annual retainer of $18,000 and fees of $1,500 for each meeting of the Board of Directors and $1,000 for each meeting of a committee of the Board of Directors attended. The Chairmen of each committee of the Board of Directors who were not employees or consultants received an additional annual retainer of $2,000. In addition, pursuant to the Company's Directors' Stock Option Plan, a Director who is neither an employee of the Company or its subsidiaries nor a paid consultant may be granted Common Stock, performance shares or options to purchase Common Stock for a per share exercise price equal to the fair market value of one share of Common Stock on the date of grant. On May 24, 1999, Mr. Lanier was awarded options to purchase 25,000 shares of Common Stock for a per share exercise price of $5.50, the closing market value on May 24, 1999, in recognition of his assumption of the duties as Chairman of the Board.

            STOCK OWNERSHIP OF CERTAIN BENEFICIAL
                  OWNERS AND MANAGEMENT

    The following table provides information as of September 1, 1999, with respect to the direct and indirect ownership of shares of Common Stock by
(i) all Directors and nominees for Director; (ii) each executive officer named in the Summary Compensation Table; and (iii) all Directors and executive officers of the Company as a group. No person known to the Company beneficially owns more than 5 percent of the outstanding shares of Common Stock.

                       Number of          Number of
                      Shares with       Shares with      Percent of
                      Sole Voting      Shared Voting       Total             Class
Name of Beneficial   and Investment    and Investment     Number of         (if more
      Owners            Power (1)          Power           Shares      than 1 percent (2)
------------------   --------------    --------------    ----------    ------------------
Larry R. Corbett           81,272               0            81,272
Steven B. Daniels          57,990             368            58,358
Louis N. Dibrell, III     304,080               0           304,080
R. Stuart Dickson           6,641               0             6,641
Henry F. Frigon             9,000               0             9,000
Brian J. Harker            60,000           2,628            62,628
John M. Hines              70,950               0            70,950
James E. Johnson, Jr.       6,000               0             6,000
Thomas F. Keller            7,000               0             7,000
Joseph L. Lanier, Jr.      38,141               0            38,141
Albert C. Monk III      1,326,089          15,237         1,341,326           3.01
Robert T. Monk, Jr.     1,019,538               0         1,019,538           2.29
Claude B. Owen, Jr.       278,472          87,396           365,868
Norman A. Scher            15,763               0            15,763
William R. Slee             4,367               0             4,367

All Executive
Officers, Directors
and Nominees For
Director as a group     3,337,775         105,845         3,443,620           7.65
(17 persons)
________________

-5-


(1) The amounts in this column include shares of Common Stock with respect to which the following persons have the right to acquire ownership within sixty days of September 1, 1999: Messrs. Corbett, 29,000 shares; Daniels, 41,319 shares; Dibrell, 19,000 shares; Dickson, 4,000 shares; Frigon, 4,000 shares; Harker, 60,000 shares; Hines, 60,400 shares; Johnson, 4,000 shares; Keller, 4,000 shares; Lanier, 29,000 shares; A. Monk, 55,500 shares; Owen, 153,630 shares; Scher, 4,000 shares; Slee, 3,000 shares, and the officers, Directors and nominees as a group, 512,339 shares.
(2) Percentages determined include shares of Common Stock with respect to which certain persons have the right to acquire ownership within sixty days of September 1, 1999.

         COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

    The following table presents information relating to total compensation for the three fiscal years ended June 30, 1999, 1998 and 1997, of the Chief Executive Officer and the four other most highly compensated executive officers of the Company during fiscal year 1999.

Summary Compensation Table


                                         Annual Compensation                  Long-Term Compensation
                                      -------------------------               -----------------------------------
                                                                              Awards    Payouts
                                                                              --------  -------------------------
                                                             Other Annual                              All Other
                                                                Compen-                                 Compen-
   Name and Principal       Fiscal      Salary   Incentive     sation (1)     Options/       LTIP      sation (2)
        Position             Year         $          $             $           SARs(#)     Payouts         $
   ------------------       ------      ------   ---------   ------------     --------     -------     ---------

Brian J. Harker (3)          1999       301,667   134,400           0          70,000         0          100,022
President and                1998       261,250         0           0          18,000         0           52,518
Chief Executive Officer      1997       235,750   159,995      51,253          16,000         0           52,078
and Director

Albert C. Monk III           1999       384,500   129,696           0          30,000         0          114,628
Vice Chairman and            1998       376,750    30,199(4)                   30,000         0           73,920
Director                     1997       367,000   338,007           0          30,000         0           75,582

Larry R. Corbett             1999       203,375    45,450           0          35,000         0           72,501
Senior Vice President -      1998       193,250         0           0          10,000         0           37,848
Regional Director            1997       188,000   103,964           0          10,000         0           37,308

Steven B. Daniels            1999       195,875    45,450           0          35,000         0           50,112
Senior Vice President -      1998       180,000         0           0          10,000         0           36,098
Regional Director            1997       165,000    91,245           0          10,000         0           36,098

Louis N. Dibrell III (5)     1999       193,250    39,188           0          10,000         0           86,997
Former Senior Vice -         1998       190,250         0           0          10,000         0           52,973
President-Regional           1997       188,000   103,964           0          10,000         0           52,973
Director and Director

Claude B. Owen, Jr. (6)      1999       420,000         0           0          40,000         0          198,697
Former Chairman of the       1998       468,750         0           0          40,000         0          119,570
Board, Chief Executive       1997       450,000   400,050           0          40,000         0          119,869
Officer and Director

________________
(1)None of the named executive officers received other annual compensation with an aggregate value in excess of $50,000 or 10 percent of the total of combined salary and bonus for fiscal year 1999.

(2)Includes contributions to the Company's 401(k) Plan and Profit Sharing Plan, accruals in the Dibrell Deferred Compensation Plan and premiums in the Pension Equalization Plan ("PEP"), Supplemental Executive Retirement Plan ("SERP"), Split Dollar Life insurance and the SERP Disability Insurance for fiscal years 1999, 1998 and 1997 as follows:

                                       Corporate                              Split
                                         Match                                Dollar        SERP
                                         401(k)  Deferred     PEP/SERP         Life      Disability
                            Fiscal       Plans     Comp.      Premiums       Premium      Premium        Total
       Name                  Year          $         $           $              $             $            $
   ------------------       ------      ------    --------   ------------   ----------   ----------     --------

Brian J. Harker              1999       3,200          0       59,496         31,907        5,419        100,022
                             1998       3,200          0       49,318              0            0         52,518
                             1997       2,800          0       49,278              0            0         52,078

Albert C. Monk III           1999       3,200          0       67,546         36,152        7,730        114,628
                             1998       3,200          0       70,720              0            0         73,920
                             1997       3,242          0       72,340              0            0         75,582

Larry R. Corbett             1999       3,200          0       34,648         30,888        3,765         72,501
                             1998       3,200          0       34,648              0            0         37,848
                             1997       2,660          0       34,648              0            0         37,308

Steven B. Daniels            1999       3,200          0       32,898         12,502        1,512         50,112
                             1998       3,200          0       32,898              0            0         36,098
                             1997       3,200          0       32,898              0            0         36,098

Louis N. Dibrell, III        1999       3,200          0       49,773         30,259        3,765         86,997
                             1998       3,200          0       49,773              0            0         52,973
                             1997       3,200          0       49,773              0            0         52,973

Claude B. Owen, Jr.          1999       3,200     12,144      100,170         74,731        8,452        198,697
                             1998       3,200     12,144      104,226              0            0        119,570
                             1997       3,200     12,144      104,525              0            0        119,869

(3) Mr. Harker was elected President and Chief Operating Officer and elected to the Board of Directors in March 1999. In May 1999, Mr.
     Harker was elected to the additional position of Chief Executive
     Officer of the Company.

(4) The bonus paid to Mr. Monk was paid pursuant to his employment agreement even though no bonuses were paid in fiscal year 1998 under the Management Incentive Plan.

(5)  Mr. Dibrell retired from the Company on July 1, 1999.

(6)  Mr. Owen retired from the Company on May 17, 1999.

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


Stock Option Grants

    The following table contains information concerning the grant of options made during fiscal year 1999 under the Company's Omnibus Stock Incentive Plan.


                                    Option Grants in Last Fiscal Year
                                                                                       Grant Date
                                                                                       Present
                                           Individual Grants                           Value
                        ------------------------------------------------------         ----------
                                         % of Total    ($/SH)                          Black-
                                          Options      Exercise                        Scholes
                        # Options/SAR    Granted to    or Base    Expiration           Pricing
                         Granted (1)     Employees      Price        Date              Valuation(2)
                        --------------   ----------    ---------  ----------           ------------

Brian J. Harker           20,000            9.5        $ 9.25     8/27/08              $ 81,300
                          50,000                       $ 5.50     5/24/09              $ 90,750
                          ------                                                       --------
                          70,000                                                       $172,050

Albert C. Monk III        30,000            4.1        $ 9.25     8/27/08              $121,950

Larry R. Corbett          10,000            4.7        $ 9.25     8/27/08              $ 40,650
                          25,000                       $ 5.50     5/24/09              $ 45,375
                          ------                                                       --------
                          35,000                                                       $ 86,025

Steven B. Daniels         10,000            4.7        $ 9.25     8/27/08              $ 40,650
                          25,000                       $ 5.50     5/24/09              $ 45,375
                          ------                                                       --------
                          35,000                                                       $ 86,025

Louis N. Dibrell, III     10,000            1.4        $9.25      8/27/08              $ 40,650

Claude B. Owen, Jr.       40,000            5.4        $9.25      8/27/08              $162,600
__________________
(1)  All option grants consisted of incentive and nonqualified stock options.  These grants become exercisable on August 27, 2001, and May
     24, 2002, respectively.

(2) The exercise price was set at the closing price of DIMON Common Stock on the date of the grant. Utilizing the Black-Scholes valuation method, a value of $4.065 per share for the August 27, 1998, grants and $1.815 for the May 24, 1999, grants was determined. The Black-Scholes
     Model is a complicated mathematical formula widely used to value exchange traded options. However, stock options granted under the plan differ from exchange traded options in three key respects: the options are long-term, nontransferable and subject to vesting restrictions, while exchange traded options are short-term and can be exercised or sold immediately in a liquid market. In applying the Black-Scholes pricing model, the Company has assumed an option term of ten years, an annual dividend yield for the Company's Common Stock of 3.7 percent, a riskless rate of return of 5.49 percent and a stock price volatility of .31 (based on the variance of return for the Common Stock over the sixty trading days prior to June 30, 1999). No adjustment has been made to reflect the non-transferability of incentive stock options or the limited transferability of nonqualified stock options granted under the plan. Consequently, because the Black-Scholes Model is adapted to value the options set forth in the table and is assumption-based, it may not accurately determine the grant date present value. The actual value, if any, an optionee will realize will depend on the excess of the market value of the Common Stock over the exercise price on the date the option is exercised.


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


Option/SAR Exercises and Fiscal Year-End Option/SAR Value Table

    The following table sets forth information with respect to the named executive officers concerning the exercise of options during fiscal year 1999 and unexercised options and Stock Appreciation Rights ("SARs") held by them on June 30, 1999.

                   Aggregated Option/SAR Exercises in Last Fiscal Year
                         and Fiscal Year-End Option/SAR Value

                                                        Number of            Value of
                                                      Unexercised          Unexercised
                                                     Options & SARs        In-the-Money
                                                       at Fiscal          Options & SARs
                                                        Year End         at Fiscal Year End
                     Shares Acquired     Value        Exercisable/          Exercisable/
                       on Exercise      Realized     Unexercisable (2)  Unexercisable (1)(2)
                     ---------------    --------     -----------------  --------------------

Brian J. Harker         0               0              44,000/104,000          $0/$0

Albert C. Monk III      0               0              25,500/ 90,000          $0/$0

Larry R. Corbett        0               0              19,000/ 55,000          $0/$0

Steven B. Daniels       0               0              31,319/ 55,000          $0/$0

Louis N. Dibrell, III   0               0               9,000/ 30,000          $0/$0

Claude B. Owen, Jr.     0               0             113,630/120,000          $0/$0
__________________
(1)At year end June 30, 1999, the closing price of the Company's Common
   Stock as quoted on the New York Stock Exchange was $5.1875.

(2)The options represented as unexercisable could not be exercised by the named executive on June 30, 1999, and future exercisability is dependent upon the named executive remaining in the employ of the Company until the vesting date, which is up to three years from the grant date, subject to acceleration for retirement, death or total disability.

Employment and Consulting Agreements

    Messrs. Harker, Monk and Corbett currently have employment agreements with the Company, each of which were entered into prior to the Reorganization of Dibrell and Monk-Austin. The agreements with Messrs. Harker and Monk provide for their employment until October 31, 1999. Mr. Corbett's agreement provides for his employment until June 30, 2000. All the agreements may be terminated early in certain circumstances and are renewable for successive one-year terms. Under the agreements, Messrs. Harker, Monk and Corbett are entitled to annual base salaries of $250,000, $355,000 and $180,000, respectively, subject to increases to reflect cost of living adjustments, and are eligible for cash payments under the Company's Management Incentive Plan. The agreements also provide for (a) an annual supplemental retirement benefit equal to 50 percent of the executive officer's average base salary for a period of up to ten years upon termination of the agreements for reasons other than death, disability or cause; (b) an annual death benefit equal to 25 percent of the executive officer's average base salary payable to a beneficiary designated by such executive for a period of up to five years; and (c) annual disability payments, for Mr. Harker, under the Long-Term Disability Plan and, for Mr. Monk, equal to 50 percent of his average base salary for a period of up to ten years. The agreements further provide that from the time of termination of such executive's employment (other than by virtue of death or for cause) until his death, each executive will be entitled to participate in any group health plan or program provided by the Company at the time of termination, and the Company must use its best efforts to provide each such executive with an individual health insurance policy if such executive is unable to participate in such plan. The agreements may be terminated by the Company for cause and by the executive officers for "Good Reason," generally related to a failure by the Board to elect the officer to a responsible executive position, material modifications of the officer's duties, functions and responsibilities or breach of the agreement by the Company. In the event of termination of employment by the Company other than for cause, by such executive for Good Reason or upon the expiration of the agreement, each agreement provides that the executive officer will be entitled to receive a special severance benefit for a period of one year after the time of termination equal to a maximum of his base salary and incentive payments for the employment year just completed. The agreements further provide for the reimbursement by the Company of reasonable business expenses. The Company is obligated to pay additional amounts for any taxes the executive officers would have to pay with respect to any parachute payments under Section 280G of the Internal Revenue Code of 1986, as amended.

    Messrs. Dibrell, Hines, Robert T. Monk, Jr. and Owen also had employment agreements with the Company prior to their retirements effective July 1, 1999, July 1, 1996, June 30, 1997, and May 17, 1999, respectively.
Under the terms of his employment agreement, Mr. Dibrell is entitled to receive an annual retirement benefit of $194,000 until October 31, 2000. Thereafter, he will be entitled to his PEP retirement benefit. Under their employment agreements, Mr. Hines is entitled to receive an annual retirement benefit of $180,000 through 2008 and Mr. Robert Monk, Jr. is entitled to receive an annual retirement benefit of $136,750 through 2007. Under the terms of his employment agreement, Mr. Owen is entitled to receive $380,191 from May 17, 1999 until October 31, 1999, and $643,952 from November 1, 1999 to October 31, 2000. Thereafter, he will be entitled to his PEP retirement benefit.

Retirement Plan

    Effective July 1, 1996, the Retirement Plan was converted to the DIMON Incorporated Cash Balance Plan (the "Cash Balance Plan"). The Cash Balance Plan includes all full-time active U.S. employees of DIMON and its subsidiaries. Benefits under the Cash Balance Plan are determined by age and years of credited service. Benefits are payable as a lump sum or on an annuity basis.

    Under the Cash Balance Plan each participant has an account balance which represents his or her benefit under the Cash Balance Plan. The participant's initial account balance equals the present value of his or her benefit earned through June 30, 1996, under the Retirement Plan. Benefit accruals earned after June 30, 1996, are credited annually to the participant's account and are comprised of the sum of two components:
Retirement Credit and Interest Credit.

    The following table summarizes the annual Retirement Credit provided to participants in the Cash Balance Plan.

                Combined
             Age and Years                 Annual Retirement
               of Service                       Credit
             -------------                -------------------
               <40                       3.5% of annual earnings
              40-49                      4.0% of annual earnings
              50-59                      5.0% of annual earnings
              60-69                      6.0% of annual earnings
              70-79                      7.0% of annual earnings
               >80                       8.0% of annual earnings

  The Interest Credits are equal to the annual interest rate times the participant's account balance at the end of the previous year. The interest rate, which is equal to a yield on one year Treasury bills, is computed at the beginning of the plan year and is used throughout the plan year. The annual interest rate credit for calendar year 1999 is 5.40 percent.

    Benefits earned under the Cash Balance Plan are vested after five years of service. The Cash Balance Plan limits the pay that is used in determining the annual Retirement Credit. The limit is $160,000 for calendar year 1999. A limit is also imposed on the amount of benefit payable to the participant from the Cash Balance Plan.

    Benefits under the Cash Balance Plan are payable upon normal retirement (age 65), vested termination or death. A participant may elect to commence benefit payments on the first day of the month that is coincident with or next following the earlier of his or her 55th birthday or the first anniversary of separation of employment. The benefits are payable in the form of a contingent annuity, level annuity or lump sum which are all actuarially equivalent.

    All of the individuals named in the Summary Compensation Table are participants in the Cash Balance Plan. As of July 1, 1999, Messrs. Harker, Monk, Corbett and Daniels' age and credited service equaled 58, 98, 86 and 59, respectively. The estimated annual benefits from the Cash Balance Plan for Messrs. Harker, Monk, Corbett and Daniels, assuming a four percent annual salary increase, are $54,340, $20,250, $14,452 and $40,265, respectively. The annual benefits for Messrs. Dibrell and Owen are vested following their retirement and are $32,653 and $42,437, respectively.

Excess Benefit Plan

    The Company maintains an excess benefit plan that provides individuals who participate in the Cash Balance Plan the difference between the benefits they could potentially accrue under the Cash Balance Plan considering total compensation and the benefits actually paid as limited by regulations imposed by the Internal Revenue Code. Employees meeting the eligibility requirements of the Cash Balance Plan and who are selected by management may participate in this plan. Such benefits are not funded and are expensed by the Company as paid.

Pension Equalization Plan

    The PEP was established to pay selected employees unreduced early retirement benefits coordinated with benefit payments under DIMON's Cash Balance Plan. Under the PEP, some participants receive a benefit that, when added to their defined benefit plans, provides them with unreduced benefits if they retire on or after age 55 (with credit to age 65) with 30 years of benefit service. For other participants, the unreduced benefits are available if they retire on or after age 60 (with credit to age 65) with 25 years of benefit service. An unreduced benefit is payable to Mr. Owen, Mr. Dibrell and certain other participants if they retire on or after age 54 (with credit to 65) with 24 years of service; provided the sum of their age and years of service (which will not be less than the service to be completed during the initial term of their employment agreements) is at least 82. The PEP also provides individual account-based benefits to employees determined by the Company in its full discretion in amounts likewise determined. In all cases, a participant's benefits are not fully vested until that participant satisfies a "vesting contribution" provision (satisfaction can include a direct contribution, an indirect contribution, a waiver by the Company, any combination of the foregoing, or other measures satisfactory to the Company) in the PEP. All benefits are funded through a trust arrangement. The PEP also allows the Company to provide "back-up" benefits to ensure benefit payments (but not to duplicate benefit payments) under other nonqualified retirement plans.

    The following table sets forth, as of June 30, 1999, the estimated annual benefits payable as a straight life annuity under the PEP upon retirement at age 65 after specified years of Credited Service, as defined in the PEP. In the event of early retirement prior to age 55 and 30 years of service or age 60 with 25 years of service, the following benefits are subject to reduction.


Final               Estimated Annual Benefits Payable at Retirement
Average
Earnings
   $                        Years of Credited Service
---------       -----------------------------------------------------
                  10 Yrs.        20 Yrs.       30 Yrs.        40 Yrs.
                    $              $             $              $
                 --------      --------      --------        --------
 180,000         19,800         39,600         59,400         79,200
 220,000         24,200         48,400         72,600         96,800
 260,000         28,600         57,200         85,800        114,400
 300,000         33,000         66,000         99,000        132,000
 360,000         39,600         79,200        118,800        158,400
 400,000         44,000         88,000        132,000        176,000
 500,000         55,000        110,000        165,000        220,000
 600,000         66,000        132,000        198,000        264,000
 700,000         77,000        154,000        231,100        308,000
 800,000         88,000        176,000        264,000        352,000

    The PEP's normal retirement allowance is stated with reference to the Participant's Final Average Earnings. A Participant's "Final Average Earnings" are one-fifth of his or her Annual Earnings during the highest consecutive five-year period within the immediately preceding ten-year period. The term "Annual Earnings" includes all cash remuneration paid to a Participant other than commissions, specified foreign service earnings, and amounts realized under the Omnibus Stock Incentive Plan. Annual Earnings are the calendar year equivalent of salary and bonus shown in the Summary Compensation Table. The Participant's normal retirement allowance is 1.10 percent of his or her Final Average Earnings multiplied by Credited Service.

    As of June 30, 1999, Messrs. Daniels, Dibrell and Owen had 17, 32 and 28 years of Credited Service under the PEP. Messrs. Harker, Monk and Corbett were not participants in the PEP as of June 30, 1999.

Supplemental Executive Retirement Plan (SERP)

    Effective January 1, 1997, the Executive Compensation Committee recommended and the Board of Directors approved the establishment of the SERP.

    The SERP provides an annual retirement benefit equal to 50 percent of the participant's final average fiscal year cash compensation. The final average fiscal year cash compensation is the average of the three highest years' cash compensation during the last ten preceding fiscal years. The benefit is payable in the form of a life annuity. The SERP also provides that, upon death, a life annuity equal to 50 percent of the participant's benefit will be payable to the surviving spouse. Participants can elect lesser forms of benefits to provide a higher surviving spouse's benefit. Benefits under the SERP do not vest until the participant reaches age 60 and has 20 years of service. Benefits from the SERP are offset by all other Company funded benefits which include the Cash Balance Plan, the PEP, the Profit Sharing Plan or benefits provided under an employment agreement.

  As of June 30, 1999, all executive officers were participants in the SERP. As of June 30, 1999, the final average fiscal year salaries for Messrs. Harker, Monk, Corbett and Daniels were $364,354, $542,051 $244,680, and $225,857, respectively. Due to their retirement prior to the age of 60, neither Mr. Dibrell nor Mr. Owen are eligible to receive a SERP benefit.

Executive Compensation Committee Report on Compensation

Compensation Philosophy and Programs

DIMON's Executive Compensation Committee (the Committee) is comprised of four outside independent Directors whose role is to oversee the development and management of total compensation levels and programs for the Company's executive officers. The Committee met five times during the 1999 fiscal year.

The Committee's principal objectives in fulfilling its role for DIMON include:

* Enhance the Company's ability to attract, motivate, and retain highly qualified and knowledgeable executives who are critical to the long-term success of DIMON.

* Establish and maintain executive compensation levels and programs that are fully competitive with comparable organizations.

* Develop and maintain executive compensation programs that encourage higher levels of job performance through the use of performance-based short- and long-term incentives.

* Reinforce management's commitment to enhance shareholder value by aligning the interests of key executives with those of the Company's shareholders.

In achieving the above objectives, the Committee reviews extensive survey information on pay levels and compensation practices compiled from time to time with the help of an independent consultant. The comparison group for competitive compensation information includes the peer companies in the proxy performance graph (as listed below), as well as a broader group of companies with operating characteristics and revenues similar to DIMON. The Committee strives to provide a direct compensation package to DIMON executives that is fully competitive with the average total pay packages for the comparison group. The direct compensation package for DIMON's executive officers includes base salary, annual incentive payments, and long-term incentives, primarily in the form of stock option grants.

Section 162(m) of the Internal Revenue Code, as amended, ("the Code") restricts the deductibility, for federal income tax purposes, of annual compensation paid to the chief executive officer and each of the four other most highly compensated executive officers to the extent that such compensation exceeds $1 million or does not qualify as "performance-based" as defined under the Code. In this regard, the Committee's objective is to obtain the fullest compensation deduction possible while preserving needed flexibility in recognizing and rewarding desired performance. All compensation provided to executive officers in fiscal 1999 is believed to be fully deductible.

Base Salary - The base salary levels for executive officers, other than the chief executive officer ("CEO"), are established by the Committee upon recommendations from the CEO and reflect comparable salaries for similar positions in the comparison group described above. The Committee determines CEO base salary using similar competitive salary information. Because DIMON places substantial emphasis on performance-driven pay delivered through short- and long-term incentives, base salary ranges are established such that the range maximum is equivalent to the average salary of the broader comparison group. Base salaries are adjusted periodically, based on competitive market changes, individual and corporate performance, modifications in job responsibilities, and the executive's position within his or her respective salary range.

Annual Incentive - DIMON's Management Incentive Plan ( the "Plan") allows the Committee to provide direct financial incentives in the form of annual cash payments to executive officers and other employees upon the achievement of predetermined performance objectives. At the beginning of each fiscal year, the Committee establishes a threshold goal, midpoint and maximum goals for cash payment to key employees, with the limitation expressed as a percentage of base salary. The Plan provides for a maximum award of up to 100 percent of base salary for the CEO and President and reduced maximum potential awards to other executives and key employees. In the past the Management Incentive awards were based solely on pretax return on beginning shareholder's equity compared to a pre-established target level. For fiscal year 1999, the Committee designed the Plan to focus management attention on three significant areas: pretax income, uncommitted inventory and debt reduction. The 1999 Plan placed a 60 percent weighting on pretax income and a 20 percent weighting each on uncommitted inventory reduction and debt reduction.

Long-Term Incentives - The Committee administers the DIMON Omnibus Stock Incentive Plan as the principal mechanism to provide long-term incentives to executives, officers, and key employees. The Plan permits the Committee to grant options to purchase shares of the Company's stock, to grant tandem stock options and stock appreciation rights ("SARs"), to grant stand-alone SARs, to award shares of restricted stock, or award performance unit shares to executives, officers, and other key employees. Historically, the Company has utilized stock options as its primary long-term financial incentive. Options are generally granted at 100 percent of the fair market value on the date of grant, expire ten years from the date of grant, and vest over a three-year period. The Committee's primary objective in granting stock options and other long-term stock-based incentives is to allow key employees to participate in the success of the Company through stock ownership, to provide a strong and direct link between employee compensation and the interests of shareholders, and to encourage recipients to focus on the long-term performance of the Company.

Compensation Actions in Fiscal 1999

On May 17, 1999, Mr. Owen resigned as a Director and CEO of the Company. On that date the Board of Directors of the Company elected Mr. Harker to succeed Mr. Owen as CEO. Based upon comparative salaries, Mr. Harker's base salary as the newly elected CEO was increased to $400,000 from $340,000, which had been his salary as President. At the beginning of fiscal 1999, the Committee had reviewed Mr. Owen's base salary as CEO versus the comparison company group and increased his base salary by 1.5% to $482,000. This increase was consistent with the percentage provided to other DIMON executives and pursuant to the cost-of-living adjustment in Mr. Owen's employment agreement.

During fiscal 1999, the Company did not meet the minimum pretax income goal specified in the Company's Management Incentive Plan. Accordingly, no incentive payment was made for this segment of the Plan. The Company met the maximum goal in the Plan for uncommitted inventory reduction and exceeded the minimum goal for debt reduction. Although the Company did not achieve profitability in fiscal 1999, it made significant progress in reducing the level of its uncommitted inventory and debt and thus improving the strength of its balance sheet. An aggregate of $2,834,341 in incentive payments were made to participants in the Plan, including $134,400 paid to Mr. Harker, as a result of these improvements in the balance sheet in fiscal 1999.

Upon his election as CEO in May, 1999, Mr. Harker was granted an option to purchase 50,000 shares of Common Stock. Mr. Harker had been granted an option to purchase 20,000 shares of Common Stock in August 1998, when he was the Executive Vice President and Chief Financial Officer of DIMON, as part of DIMON's annual incentive grant program. In each case, the exercise price for the options was the fair market value of DIMON's Common Stock on the date of grant. Mr. Owen was granted an option to purchase 40,000 shares of common stock in August 1998, as part of DIMON's annual incentive grant program. The annual grant was determined by the Committee in accordance with past practice based on its understanding of competitive levels of long-term incentive opportunities provided to chief executive officers in the compensation comparison group, and the special grant to Mr. Harker was made to provide an appropriate long-term incentive opportunity to Mr. Harker in his new role.

In summary, the Committee believes the total direct compensation program for DIMON's executive officers effectively serves to accomplish its objectives as stated above on behalf of shareholders and executive employees.

Executive Compensation Committee:

N. A. Scher - Chairman
R. S. Dickson
J. E. Johnson, Jr.
J. L. Lanier, Jr.

Compensation Committee Interlocks and Insider Participation

    None of the Executive Compensation Committee members listed above is an officer or employee or former officer or employee of the Company or any of its subsidiaries. None of the Company's executive officers serve on the board of any entity of which any Executive Compensation Committee member is an executive officer or Director or on the compensation committee of the board of any entity, one of whose executive officers serves as a Director of the Company. None of the Executive Compensation Committee members are an officer, Director or significant shareholder of any entity which had any significant transactions with the Company. Mr. Johnson is a member of Womble Carlyle Sandridge & Rice, PLLC, a law firm that DIMON retained during fiscal 1999 for certain legal services. All option grants by the Executive Compensation Committee are approved or ratified either by the members of the committee who are Non-Employee Directors, as that term is defined in SEC Rule 16b-3, or by the Board of Directors of the Company.

Performance Graph

The following graph compares the cumulative total return for the Common Stock from April 3, 1995, the first trading date following the Reorganization, to June 30, 1999, to the total returns for the S&P 500 Index, the S & P Small Cap 600 Index and an index of peer companies selected by the Company for the same period. Companies in the peer group are as follows: Standard Commercial Corporation and Universal Corporation. The graph assumes an investment of $100 in Common Stock and in each index as of April 3, 1995, and that all dividends are reinvested.


             (GRAPH PICTURED ON ORIGINAL DESCRIBED AS FOLLOWS)

              COMPARISON OF 51 MONTH CUMULATIVE TOTAL RETURN*
              AMONG DIMON INCORPORATED, THE S & P 500 INDEX,
                S & P SMALLCAP 600 INDEX AND A PEER GROUP

                          (PERFORMANCE GRAPH)

                                         Cumulative Total Return
                              -----------------------------------------------
                              4/3/95    6/95    6/96    6/97    6/98    6/98
                              ------    ----    ----    ----    ----    ----   D
                                                                               O
DIMON INCORPORATED            100        114    129     193      85      41    L
PEER GROUP                    100        102    127     173     140      97    L
S & P 500                     100        110    138     186     242     297    A
S & P SMALLCAP 600            100        110    138     168     201     204    R
                                                                               S

*  $100 INVESTED ON 4/3/95 IN STOCK OR ON 3/31/95
    IN INDEX - INCLUDING REINVESTMENT OF DIVIDENDS.
    FISCAL YEAR ENDING JUNE 30, 1999.


Section 16(a) Beneficial Ownership Reporting Compliance

    Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's Directors and executive officers, and persons who own more than 10 percent of a registered class of the Company's equity securities, file with the Securities and Exchange Commission initial reports of ownership and reports of change in ownership of Common Stock and other equity securities of the Company. The same persons are also required to furnish the Company with copies of all Section 16(a) forms that they file.

    To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company, and written representations that no other reports were required, during the fiscal year ended June 30, 1999, all Section 16(a) filing requirements applicable to its executive officers, Directors and greater than 10 percent beneficial owners were met.


                        APPROVAL OF AUDITORS
                           (PROPOSAL 2)

    The Board of Directors, upon recommendation of the Audit Committee, has designated PricewaterhouseCoopers LLP, formerly Price Waterhouse LLP, independent accountants, as auditors for the Company for the fiscal year ending June 30, 2000, subject to approval of the holders of a majority of the shares of Common Stock voting on this proposal. A representative of the auditors will be present at the annual meeting with an opportunity to make a statement and will be available to respond to appropriate questions relating to the fiscal year 1999 audit of the Company's financial statements.

    Although shareholder approval of this action is not required under applicable law, the Board believes it is in the best interests of the shareholders of the Company to afford them a vote on this matter. Should the designation not be so approved, the Board intends to reconsider its action in light of this result. It is intended that proxies will be voted FOR approval unless instructions to the contrary are given in the proxy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF AUDITORS.


    APPROVAL OF THE AMENDED 1995 DIMON INCORPORATED OMNIBUS STOCK
                            INCENTIVE PLAN
                             (PROPOSAL 3)

    The Board unanimously has approved and recommends amending DIMON's Omnibus Stock Incentive Plan (the "Incentive Plan") to: (i) increase the number of shares of DIMON Common Stock issuable under the Incentive Plan from 2,066,229 to 4,266,229; (ii) extend the duration of the Incentive Plan to February 8, 2015; (iii) expand the performance measures for eligibility for certain awards to include reductions in uncommitted and other inventories and debt; (iv) provide that non-employee members of the Board of Directors may participate in the Incentive Plan; and (v) eliminate the requirement that shareholders approve changes to the Incentive Plan that would increase benefits payable to the participants, except as would be required by the rules of any stock exchange on which DIMON Common Stock trades and subject to the overall limit on the number of shares issuable under the Incentive Plan. The proposed amendments require approval by vote of a majority of the votes entitled to be cast on the matter at the annual meeting. Consequently, abstentions and broker non-votes will be equivalent to votes against the proposed amendments.

General

    The Board adopted the Incentive Plan on February 9, 1995. The purpose of the Incentive Plan as amended is to assist DIMON in recruiting and retaining employees and Directors by enabling those employees and Directors to participate in DIMON's future success and to associate their interests with those of DIMON and its shareholders. The Incentive Plan permits the grant of options to purchase shares of DIMON Common Stock ("Options"), which may be incentive Options qualifying under Section 422 of the Code

("Incentive Options") or Options not so qualifying ("Nonqualified
Options"), stock appreciation rights ("SARs"), restricted stock
("Restricted Stock"), performance shares ("Performance Shares") and incentive awards entitling the recipient to receive a cash payment ("Incentive Awards"). The principal features of awards that may be granted under the Incentive Plan are discussed below under the caption "Awards."

    Under the amended Incentive Plan, a maximum of 4,266,229 shares of DIMON Common Stock may be issued upon the award of Restricted Stock, the settlement of Performance Shares or the exercise of Options and SARs. This maximum number will be increased annually by three percent (the "Replenishment Percentage") of the amount, if any, by which the total number of shares of DIMON Common Stock outstanding as of the last day of DIMON's fiscal year exceeds the total number of shares of DIMON Common
Stock outstanding as of the first day of such fiscal year, excluding for such purposes shares of DIMON Common Stock issued under the Incentive Plan and shares of DIMON Common Stock issued as a result of the transactions or events described in the last sentence of the following paragraph. Pursuant to this provision, the number of shares issuable under the Plan was increased from the 2,000,000 shares originally authorized on February 9, 1995, to 2,066,229 shares as of June 30, 1999.

    If an Option or SAR is terminated, in whole or in part, for any reason other than its exercise, the number of shares of DIMON Common Stock allocated to the Option or SAR or portion thereof may be reallocated to other Options, SARs, Restricted Stock and Performance Share awards to be granted under the Incentive Plan. However, under the current Incentive Plan, shares of Restricted Stock that are forfeited may not be reallocated to other Options, SARs, Restricted Stock or Performance Shares to be awarded under the Incentive Plan. This restriction would be eliminated under the proposed amendments and forfeited Restricted Stock could be reallocated. The maximum number of shares available for awards under the Incentive Plan, the Replenishment Percentage, the per individual limits on awards (described below) and the terms of outstanding awards, will be adjusted as the Committee (defined below) determines equitable in the event there is (i) a change in the number of outstanding shares of DIMON Common Stock by reason of a stock dividend, stock split, subdivision or combination of shares, merger, consolidation, reorganization or similar change in the capital structure of DIMON or (ii) any other event occurs that, in the judgment of the Committee, necessitates such action.

Administration

    The Executive Compensation Committee (the "Committee") of the Board administers the Incentive Plan. Under the terms of the Incentive Plan, the Committee has the authority to award Restricted Stock and Performance Shares, and to grant Options, SARs and Incentive Awards, upon such terms not inconsistent with the provisions of the Incentive Plan as the Committee considers appropriate. Such terms may include conditions, in addition to those contained in the Incentive Plan, on the exercisability of all or any part of an Option or SAR or on the transferability of forfeitability of Restricted Stock. Notwithstanding any such conditions, the Committee may, in its discretion, accelerate the time at which an Option or SAR may be exercised or the time at which Restricted Stock may become transferable or nonforfeitable. In addition, the Committee has complete authority to: interpret all provisions of the Incentive Plan; prescribe the form of agreements evidencing awards under the Incentive Plan; adopt, amend and rescind rules and regulations pertaining to the administration of the Incentive Plan; and make all other determinations necessary or advisable for the administration of the Incentive Plan. The Committee, in its discretion, also may delegate to one or more officers of DIMON all or part of its authority and duties with respect to awards granted to employees who are not subject to the reporting or other provisions of Section 16 of the Exchange Act.

Eligibility

    Any employee of DIMON or any parent or subsidiary of DIMON and any member of the Board of DIMON is eligible to participate in the Incentive Plan if the Committee, in its sole discretion, determines that such person has contributed to the profits or growth of DIMON or such affiliate.

Awards

    Options granted under the Incentive Plan will entitle the optionee to purchase from DIMON shares of DIMON Common Stock at a price determined by the Committee at the time the option is granted. The option price may not be less than the fair market value of shares of DIMON Common Stock on the date the Option is granted. The Incentive Plan defines "fair market value" to mean, as of any given date, the closing price of DIMON Common Stock as reported on an established stock exchange or, if DIMON Common Stock was not traded on such day, the next preceding day that DIMON Common Stock so traded. Under the amended Incentive Plan, the maximum number of shares of DIMON Common Stock that may be issued upon the exercise of Incentive Options is 4,266,229 subject to adjustment by the Committee in the event of a stock dividend, stock split, subdivision or combination of shares, merger, consolidation, reorganization or similar change in the capital structure of DIMON or event which, in the judgment of the Committee, necessitates such action. No employee may be granted Incentive Options or related SARs that are first exercisable in any calendar year for stock having an aggregate fair market value, determined as of the date an Option is granted, exceeding $100,000. In addition, no employee may be granted Options and SARs that are not related to an Option in any calendar year for more than 70,000 shares of DIMON Common Stock, treating for such purposes an Option and related SAR as a single award.

    SARs generally entitle an individual to receive the excess of the fair market value of a share of DIMON Common Stock on the date of exercise over the initial value, which will be the fair market value of a share of DIMON Common Stock on the date of grant. However, the Committee may prescribe that the individual realize appreciation on a different basis. For example, the Committee may limit the amount of appreciation that may be realized upon the exercise of an SAR. SARs may be granted in relation to option grants ("Corresponding SARs") or independently of option grants. The primary difference between these two types of SARs is that to exercise a Corresponding SAR, the individual must surrender, unexercised, that portion of the stock option to which the Corresponding SAR relates.

    The maximum period during which an Option or SAR may be exercised will be determined by the Committee on the date of grant, except that no Incentive Option or its Corresponding SAR may be exercisable 10 years after the date of grant. All Options and SARs granted under the Incentive Plan will be nontransferable except by will or by the laws of descent and distribution. Notwithstanding the preceding sentence, if the agreement evidencing the Option or SAR provides, an Option or SAR may be transferred without consideration by the holder to certain of his or her family members. The Committee also may grant Options or SARs that are transferable on other terms and conditions as may be permitted by Rule 16b-3 under the Exchange Act. Options or SARs may be exercised in whole at any time, or in part from time to time, at such times and in compliance with such requirements as the Committee determines, provided that a Corresponding SAR that is related to an Incentive Option may be exercised only to the extent that the related Option is exercisable and only when the fair market value of DIMON Common Stock exceeds the option price of the related Option. The exercise of either an Option or Corresponding SAR will result in the termination of the other to the extent of the number of shares with respect to which the Option or Corresponding SAR is exercised.

    Payment of the option price generally will be made in cash, a cash equivalent acceptable to the Committee or, if the agreement evidencing the Option provides, by surrendering shares of DIMON Common Stock. The agreement evidencing the Option also may allow payment of the option price in installments, in which event DIMON will lend the optionee an amount equal to not more than 90 percent of the option price, and the principal amount of the loan will be repayable in not more than five annual installments, subject to some exceptions. Interest on the unpaid principal balance will equal the minimum rate necessary to avoid imputed interest or original interest discount under the Internal Revenue Code (the "Code").
At the Committee's discretion, the amount payable as a result of the exercise of an SAR may be settled in cash, DIMON Common Stock or a combination of both.

    Individuals may also be awarded shares of Restricted Stock. Restricted Stock is DIMON Common Stock that may be nontransferable or forfeitable, or both, unless and until certain conditions are satisfied. These conditions may include, for example, a requirement that the individual continue employment or service with DIMON for a specified period or that DIMON or the individual achieve stated objectives. Under the current Incentive

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Plan, the stated objectives may be based on performance goals stated with reference to the fair market value of DIMON Common Stock or on DIMON's return on shareholders' equity, return on employed assets, cash flow, return on investments, net income or earnings per share. The proposed amendments also would permit objectives related to uncommitted and other inventory levels or debt levels. Prior to the forfeiture of Restricted Stock, an individual will have all rights of a shareholder with respect to the Restricted Stock, including the right to receive dividends and to vote the shares, but may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the Restricted Stock until any restrictions thereon have been satisfied. Under the Incentive Plan, no more than 35,000 shares of Restricted Stock may be awarded to an employee in any calendar year.

    The Committee also may select individuals to receive an award of Performance Shares. A Performance Share is an award, stated with respect to a specified number of shares of DIMON Common Stock, that entitles the holder to receive shares of DIMON Common Stock and cash. The Committee, in its discretion, will determine whether a Performance Share will be settled with shares of DIMON Common Stock, cash or a combination of both. A Performance Share will be earned based on the lowest fair market value of DIMON Common Stock during the five valuation periods (June 1 through October 31) following the date of the award. The number of shares of DIMON Common Stock earned under a Performance Share award as of the end of a valuation period will be equal to the product of (x) the number of shares covered by the Performance Share award and (y) the Applicable Percentage (as defined in the next sentence), provided that such product will be reduced by the number of shares of DIMON Common Stock earned or, in the case of a cash payment, the number of shares represented by the payment made in a prior valuation period with respect to the same Performance Share award. Under the Incentive Plan, Applicable Percentage means the same percentage, in multiples of five percent, by which the lowest fair market value of the DIMON Common Stock during a valuation period exceeds the fair market value of DIMON Common Stock on the date that the Performance Share was granted. For example, if the lowest closing price of DIMON Common Stock during a valuation period represents a 10 percent appreciation from the fair market value on the date of grant, 10 percent of the Performance Shares will be earned. The Applicable Percentage may not be less than zero but can exceed 100 percent.

    No Performance Shares will be earned, and no DIMON Common Stock will be issued, unless the lowest closing price of DIMON Common Stock during a valuation period represents at least five percent appreciation from the fair market value on the date of grant. No Performance Shares will be earned or cash settlement made with respect to any valuation period unless the Committee certifies the number of shares of DIMON Common Stock or the amount of cash earned by an employee during that period. To the extent that a Performance Share award is earned, DIMON Common Stock will be issued or a cash payment will be made as soon as practicable after the end of each valuation period.

    The Incentive Plan provides that an individual's right to earn additional benefits under a Performance Share award will terminate if the individual's employment or service with DIMON and its subsidiaries ends for reasons other than death, disability or retirement. If an individual's employment or service ends on account of death, disability or retirement, the employee, or his estate in the case of death, will be entitled to receive shares of DIMON Common Stock or a cash payment for benefits earned in valuation periods preceding termination of employment and the next following valuation period. Under the Incentive Plan, no employee may be awarded more than 35,000 Performance Shares in any calendar year. An individual may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of a Performance Share or the right to receive payment thereunder other than by will or the laws of descent and distribution. Notwithstanding the preceding sentence, the Committee may grant Performance Shares that are transferable to the extent allowed by Rule 16b-3 under the Exchange Act.

    The Incentive Plan provides that the Committee may select individuals to receive Incentive Awards. An Incentive Award is an opportunity to earn a bonus, payable in cash, upon the attainment of stated performance objectives. Under the amended Incentive Plan, the performance objectives may be stated with reference to the fair market value of DIMON Common Stock or on DIMON's return on shareholders' equity, return on employed assets, cash flow, return on investments, net income, earnings per share, uncommitted inventory levels or debt levels. The period in which the performance will be measured will be at least one year. Incentive Awards

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


are nontransferable except by will or by the laws of descent and distribution, except that the Committee may grant Incentive Awards that are transferable upon such terms and conditions as are allowed by Rule 16b-3 under the Exchange Act. Under the Incentive Plan, no employee may receive an Incentive Award payment in any calendar year that exceeds the lesser of
(i) 75 percent of the employee's base salary (prior to any salary reduction or deferral election) as of the date of grant of the Incentive Award or
(ii) $450,000.

Termination and Amendment

    No awards may be granted under the current Incentive Plan after February 8, 2005. The proposed amendments would extend this date to February 8, 2015. The Board may, without further action by shareholders, terminate or suspend the Incentive Plan in whole or in part. Under the current
Incentive Plan, the Board also may amend the Incentive Plan, except that no such amendment may become effective without shareholder approval if the amendment materially increases the number of shares of DIMON Common Stock that may be issued under the Incentive Plan, changes the class of individuals who may be selected to participate in the Incentive Plan, or increases the benefits that may be payable to participants. The proposed amendments would eliminate the requirement that shareholders approve amendments that would increase benefits payable to the participants under the Incentive Plan, except as would be required by the rules of any stock exchange on which DIMON Common Stock trades and subject to the overall limit on the number of shares issuable under the Incentive Plan. This amendment will increase the flexibility of the Incentive Plan, while preserving the shareholders rights' under existing stock exchange rules and their prerogative to approve the aggregate number of shares issuable under the Incentive Plan.

Federal Tax Consequences

    DIMON has been advised by counsel regarding the federal income tax consequences of the Incentive Plan. No income will be recognized by an optionee at the time an Option is granted. If the Option is an Incentive Option, no income will be recognized upon the optionee's exercise of the Option. Income will be recognized by an optionee when he disposes of shares acquired under an Incentive Option. The exercise of a Nonqualified Option generally will be a taxable event that will require the optionee to recognize, as ordinary income, the difference between the shares' fair market value and the option price.

    No income will be recognized upon the grant of an SAR. The exercise of an SAR generally will be a taxable event. The individual generally must recognize income equal to any cash that is paid and the fair market value of DIMON Common Stock that is received in settlement of an SAR.

    Income will be recognized when a Performance Share award is earned and when DIMON Common Stock is transferred or cash is paid to the individual. At that time the individual will recognize income equal to the sum of the fair market value of any DIMON Common Stock transferred, and any cash paid, to the individual.

    Income will be recognized on account of an award of Restricted Stock when the shares first become transferable or are no longer subject to a substantial risk of forfeiture. At that time, the individual will recognize income equal to the fair market value of the Restricted Stock.

    No income will be recognized on account of the grant of an Incentive Award. Income will be recognized when the Incentive Award is earned and a payment is made to the individual.

    The employer, either DIMON or a subsidiary, will be entitled to claim a federal income tax deduction on account of the exercise of a Nonqualified Option or SAR, the settlement of a Performance Share award, the settlement of an Incentive Award or the vesting of a Restricted Stock award. The amount of the deduction will be equal to the ordinary income recognized by the participant. The employer will not be entitled to a federal income tax deduction on account of the grant or the exercise of an Incentive Option, except that the employer may claim a federal income tax deduction on account of certain dispositions of Incentive Option stock.

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


 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE PLAN

             SHAREHOLDERS' PROPOSALS AND NOMINATIONS

    Under the rules and regulations of the Securities and Exchange Commission, any proposal that a shareholder intends to present at the next Annual Meeting must be received by the Company at its principal office in Danville, Virginia, on or before June 5, 2000, if the shareholder desires it to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting.

    For the 2000 annual meeting, nominations must be delivered or mailed to the Secretary not earlier than August 30, 2000, and not later than September 25, 2000. To the extent known to the nominating shareholder, notifications must include: (i) each nominee's name, age and address; (ii) each nominee's principal occupation; (iii) each nominee's qualifications to serve as a Director; (iv) the name and address of the notifying shareholder; and (v) the number of shares owned by the notifying shareholder. The Nominating Committee will thereafter make its recommendation to the Board of Directors, and the Board of Directors will make its determination, as to whether such candidate should be nominated. Nominations not made in accordance with these procedures, and votes cast for any such nominee, will be disregarded.

                          OTHER MATTERS

    On this date, the Company is not aware of any matters to be presented for action at the meeting other than as stated in this notice. However, if any other matters requiring a vote of shareholders are properly presented to the meeting, it is intended that proxies in the accompanying form will be voted on such other matters in accordance with the judgment of the persons voting such proxies.

                          ANNUAL REPORT

    The annual report, including consolidated financial statements of the Company and its subsidiaries for the fiscal year ended June 30, 1999, is being mailed to shareholders with this Proxy Statement on or about October 13, 1999.

                                   By Order of the Board of Directors
                                   J. O. HUNNICUTT III
                                   Secretary

October 13, 1999









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




DIMON INCORPORATED                PROXY
                            512 Bridge Street
                              P. O. Box 681
                         Danville, Virginia 24543

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints Mr. Henry F. Frigon, Mr. John M. Hines and Dr. Thomas F. Keller or any one of them, with full power of substitution in each, proxies (and if the undersigned is a proxy, substitute proxies) to vote all shares of stock in DIMON Incorporated, which the undersigned is entitled to vote, at the annual meeting of shareholders of said Company to be held November 12, 1999, at 10:00 A.M., at the principal office of the Company at 512 Bridge Street, Danville, Virginia, and at any and all adjournments thereof:

1.  ELECTION OF DIRECTORS (mark only one box)
    __FOR all nominees listed below (except as marked to the contrary below)
    __WITHHOLD AUTHORITY to vote for all nominees listed below
    Nominees:  Brian J. Harker, James E. Johnson, Jr and Joseph L. Lanier, Jr.


INSTRUCTION: To withhold authority to vote for any individual nominee print that nominee's name in the space provided below.


____________________________________________________________________________

2.  __FOR   __AGAINST  __ABSTAIN the approval of PricewaterhouseCoopers LLP as auditors as proposed in the Proxy Statement.

____________________________________________________________________________

3.  __FOR   __AGAINST  __ABSTAIN the approval of the amendment of the 1995
DIMON Incorporated Omnibus Stock Incentive Plan as proposed in the
Proxy Statement.

The Board recommends a vote "FOR" the foregoing proposals.

               Please sign and date on reverse side.

____________________________________________________________________________


4. In their discretion, the proxies are authorized to vote upon such other business and matters incident to the conduct of the meeting as may properly come before the meeting.

    This proxy when properly executed and delivered will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted "FOR" the election of all Directors, "FOR" the approval of Auditors and "FOR" the approval of the amendment to the 1995 DIMON Incorporated Omnibus Stock Incentive Plan.


Dated _________________, 1999  ____________________________________________

                               SHAREHOLDER'S SIGNATURE
                               Please sign exactly as the name appears on this card. Only one of several joint owners need sign. Fiduciaries and Corporate Officers should give full title.


Please mark, sign, date and return the proxy card promptly using the enclosed envelope.